Exhibit 5.1

[Perkins Coie LLP letterhead]

September 21, 2009

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Washington counsel to Washington Federal, Inc., a Washington corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”) of the registration statement on Form S-3 (the “Registration Statement”), including the prospectus constituting a part thereof, dated September 14, 2009 (the “Base Prospectus”), the preliminary supplement to the Base Prospectus, dated September 14, 2009, and the final supplement to the Base Prospectus, dated September 15, 2009 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the issuance and sale by the Company of 24,150,000 shares (including 3,150,000 shares relating to the over-allotment option granted to the underwriters pursuant to the Underwriting Agreement (as defined below)) (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”).

The Shares are being issued and sold pursuant to an Underwriting Agreement, dated September 15, 2009 (the “Underwriting Agreement”), by and among the Company and the underwriters named therein.

In our capacity as special Washington counsel to the Company, we have examined or are otherwise familiar with: (i) the Company’s Restated Articles of Incorporation, as amended to date; (ii) the Company’s Bylaws; (iii) the Registration Statement; (iv) the Prospectus; (v) the Underwriting Agreement; (vi) such of the corporate actions taken with respect to the issuance and sale of the Shares as have occurred as of the date hereof; and (vii) such other documents, records and instruments of the Company, certificates of public officials and other materials that we deemed necessary or appropriate for the purposes of this opinion (all such documents collectively referred to as the “Documents”).

In such examination, we have assumed the following: (i) the authenticity of original Documents and the genuineness of all signatures; (ii) the conformity to the originals of all Documents submitted to us as copies; (iii) with respect to each party to the Underwriting Agreement other than the Company, the requisite power and due authorization, corporate or otherwise, of such party to enter into the Underwriting Agreement and to perform all obligations thereunder; (iv) with respect to each party to the Underwriting Agreement other than the Company, the validity and binding effect of the Underwriting Agreement and enforceability of the Underwriting Agreement, in accordance with their terms, against such party; and (v) the truth, accuracy and completeness of the information, representations and warranties contained in the Documents.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued, sold and delivered in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The foregoing opinions are subject to the following exclusions and qualifications:

a. Our opinions are as of the date hereof (including, but not limited to, the laws, rules and regulations as in effect as of the date hereof) and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. We disavow any undertaking to advise you of any changes in law.

b. We are qualified to practice law in the State of Washington and do not express any opinion as to any laws other than the laws in their current forms of the State of Washington and the federal securities laws of the United States of America and we express no opinion with respect to the laws, regulations or ordinances of any county, municipality or governmental subdivision or agency thereof.

This opinion letter is rendered solely for your benefit in connection with the filing of the Prospectus and may not be relied upon, quoted or used by any other person or entity or for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to us in the Base Prospectus and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours,

/s/    PERKINS COIE LLP